Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202 Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762
Barrier Therapeutics Announces Positive Results in Reducing Itch Symptoms with Novel Oral Antihistamine Agent Hivenyl™
PRINCETON, NJ, April 9, 2008—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced positive results of a Phase 2 study with Hivenyl™, the Company’s novel patented oral formulation of the antihistamine agent vapitadine dihydrochloride. In this study, the drug significantly reduced itch symptoms in patients with chronic idiopathic urticaria (CIU), or hives of unknown cause that last for a period of at least six weeks.

“These results, demonstrating remarkable itch reduction in chronic idiopathic urticaria after only one week of treatment, considered together with previously reported positive clinical efficacy results in atopic dermatitis, demonstrate Hivenyl’s potential as a versatile non-sedative, anti-itch agent,” said Dr. Braham Shroot, Chief Scientific Officer of Barrier Therapeutics.

Study results showed Hivenyl, dosed at 60 mg once daily for one week, met the primary efficacy endpoint of a decrease from baseline in average itch severity score compared to placebo (p=0.037), as measured by patients’ evaluations. The drug was well tolerated and no patients reported signs of sedation, which supports similar findings in prior studies with Hivenyl. In January 2007, Barrier reported positive Phase 2a data that indicated Hivenyl significantly reduced itch symptoms without signs of sedation in the treatment of moderate to severe itching related to atopic dermatitis at a dose of 60 mg twice per day.

“We are very pleased with the promising results of this study,” said Mr. Al Altomari, Chief Executive Officer. “Itch is a common and difficult to manage symptom of many dermatological indications, especially atopic dermatitis. Based on these results we will be evaluating options to accelerate Hivenyl’s development. Hivenyl is a key pipeline candidate for Barrier’s long-term growth and we believe that a novel non-sedative, anti-itch therapeutic agent would be welcomed by both dermatologists and their patients.”

About the Study

This multi-center, double-blind, placebo-controlled study, conducted in Europe, enrolled 37 patients with 19 patients randomized to the Hivenyl 60 mg dose group and 18 patients to the placebo group. The objectives were to explore the efficacy of Hivenyl taken once daily for the alleviation of itch severity and other signs and symptoms in patients with CIU, as well as to assess the drug’s safety and tolerability. Efficacy was assessed by use of daily diaries of itch

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severity and other symptoms, daily activities and sleep. Physician evaluation and patient and physician assessments of treatment effectiveness were also evaluated.

Additional study results showed that the overall assessment by both the patients and the physicians of Hivenyl’s effectiveness in treating CIU compared to placebo was statistically significant (p=0.020 and 0.012, respectively). A positive trend of improvement of other symptoms of urticaria and a clear trend for improvement in quality of life were also observed, but did not reach statistical significance.

About Chronic Idiopathic Urticaria

Chronic idiopathic urticaria (CIU), most commonly known as “chronic hives of unknown origin,” is defined as the occurrence of daily, or almost daily, wheals and itching for at least six weeks with no obvious causes. CIU can be a distressing condition that severely affects patients’ quality of life since many patients report problems attributable to their disease in facets of everyday life including sleep, rest, mobility, occupational, social and recreational activities.

About Hivenyl

Hivenyl is a novel patented oral formulation of vapitadine dihydrochloride, an antihistamine that Barrier Therapeutics is developing as a treatment for allergic reactions of the skin, such as those associated with hives and for the itch associated with atopic dermatitis. The results of two dose escalation Phase 1 clinical trials suggest that Hivenyl inhibits allergic reactions, has a fast onset of action and does not cause sedation. In these trials, no cardiovascular side effects or sedation were experienced at doses of five to 15 times those that elicited an antihistamine response.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solage® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and superficial fungal infections. The company is headquartered in Princeton, New Jersey and has a wholly-owned subsidiary in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential development and therapeutic properties of Barrier’s Hivenyl product candidate. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic

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decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

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